UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ENTORIAN TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEPHAN B. GODEVAIS

President and Chief Executive Officer

March 11, 2009

To our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Entorian Technologies Inc., to be held on Thursday, April 23, 2009, at 1:00 p.m. (Central Standard Time) at the headquarters of Augmentix Corporation, Entorian’s subsidiary, located at 4030 W. Braker Lane, Suite 100, Austin, Texas 78759.

The agenda for the Annual Meeting is described in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement. A copy of our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2008, is also enclosed for your information. We urge you to carefully review the attached materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote at the meeting, over the Internet, as well as by telephone, or by completing, dating, signing and promptly returning the accompanying proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares may be represented at the Annual Meeting. Returning the accompanying proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Voting over the Internet, by phone or by proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

We appreciate your support of and continued interest in Entorian Technologies Inc.

Sincerely,

Stephan B. Godevais

Notice of Annual Stockholders’ Meeting

To be Held April 23, 2009

YOUR VOTE IS IMPORTANT

Notice

Entorian Technologies Inc. (the “Company”) will hold its 2009 Annual Meeting of Stockholders as follows:

Thursday, April 23, 2009

1:00 P.M. (Central Standard Time)

Augmentix Corporation, Entorian’s Subsidiary

4030 W. Braker Lane, Suite 100

Austin, Texas 78759

At the meeting, stockholders will vote to:

(i)	elect eight Entorian directors for one-year terms; and

(ii)	consider such other business as may properly come before the meeting.

You can vote four different ways. You can vote at the meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see “Questions and Answers About the Proxy Materials, the Annual Meeting and Voting Procedures” on page 2.

Stockholders of record at the close of business on March 3, 2009, are entitled to vote at the Annual Meeting and at any adjournment thereof. On that day, 46,898,084 shares of Entorian common stock were issued and outstanding. Each share entitles the holder to one vote. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our office located at 8900 Shoal Creek Blvd., Suite 125, Austin, Texas 78757.

The Board asks you to vote in favor of the proposal being presented.

We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about Entorian from the Annual Report to Stockholders on Form 10-K included with this mailing and from documents that we have filed with the Securities and Exchange Commission.

PROXY STATEMENT

FOR ANNUAL STOCKHOLDERS’ MEETING

TO BE HELD APRIL 23, 2009

We are distributing this Proxy Statement and the form of proxy beginning on or about March 17, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 2009

A complete set of proxy materials relating to our annual meeting is available on the Internet and may be viewed at www.entorian.com under Investor Relations.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

THE ANNUAL MEETING AND VOTING PROCEDURES

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to you in connection with the Annual Meeting of Stockholders to take place on April 23, 2009. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Stockholders’ Meeting. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2008 is also enclosed.

Q:	What proposals will be voted on at the meeting?

A:	There is one proposal scheduled to be voted on at the meeting, which is the election of eight directors.

Q:	What is Entorian’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” this proposal.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on March 3, 2009 (the “Record Date”), may be voted by you at the Annual Meeting and at any adjournment thereof. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker or bank.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Entorian stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Entorian. As the stockholder of record, you have the right to grant your voting proxy directly to Entorian or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee that is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting and any adjournment thereof. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You may be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

BY INTERNET—If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

BY TELEPHONE—If you live in the United States or Canada, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

BY MAIL—You may vote by mail by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How Are Votes Counted?”

Q:	Can I revoke and change my vote?

A:	You may revoke and change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this change by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically request it to be revoked by submitting a written notice of revocation to our Corporate Secretary. For shares held beneficially by you, you may accomplish this change by submitting new voting instructions to your broker or nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board and “FOR” on any other matters that properly come before the meeting).

Q:	What is the voting requirement to approve each of the proposals?

A:	A director must receive the affirmative “FOR” vote of a plurality of the votes cast by the stockholders in order to be re-elected. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in “What is the quorum requirement for the meeting?” below. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I attend the meeting?

A:	You may attend the meeting if you were a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of Entorian common stock with evidence of ownership as of March 3, 2009, the Record Date. If you plan to attend the meeting in person, please complete and return to Entorian’s Corporate Secretary the meeting reservation request form printed on the back of this proxy statement. If you are not a record stockholder, please include evidence of your ownership of Entorian stock with the form (such as an account statement showing you own Entorian stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter ending June 30, 2009.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, W. Kirk Patterson, Senior Vice President and Chief Financial Officer, and Stephanie A. Lucie, Senior Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What classes of shares are entitled to be voted?

A:	Each share of our common stock outstanding as of the Record Date is entitled to one vote on each item being voted upon at the Annual Meeting and any adjournment thereof. On the Record Date, we had 46,898,084 shares of common stock issued and outstanding.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted and present in person or represented by proxy. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote the shares.

Q:	Is cumulative voting permitted for the election of directors?

A:	No.

Q:	Who will count the votes?

A:	A representative of Automatic Data Processing, Inc. will tabulate the votes. A representative of Entorian will act as the inspector of the election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Entorian or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management for review and consideration.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet or by telephone, however, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	May I propose actions for consideration at next year’s Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in Entorian’s Proxy Statement for next year’s Annual Meeting, the written proposal must be received by the Company no later than November 17, 2009. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised from the floor during next year’s Annual Meeting, written notice must be received by Entorian no later than November 17, 2009, and shall contain the information required by our Bylaws.

Copy of Bylaw Provisions: You may contact the Entorian Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD STRUCTURE AND COMPENSATION

Our Board currently has eight directors, of whom Martin J. Garvin, Kevin P. Hegary and A. Travis White are independent as defined by Rule 4200(a)(15) of the NASDAQ listing standards, and two of whom are employee directors. Because Austin Ventures L.P. and its affiliates hold more than 50% of our voting power, we are considered a “controlled company” under NASDAQ Marketplace Rule 4350(c)(5), and we are exempt from NASDAQ rules that would otherwise require that our Board of Directors consist of a majority of independent directors.

We have three regular Board committees: Audit, Compensation, and Nominating and Governance. During 2008, we also formed a Special Committee consisting of our independent directors to consider potential transactions in which Austin Ventures owns an interest. The membership and the function of each committee are described below. During the year ended December 31, 2008, the Board held six meetings and acted by unanimous written consent eight times. All directors are expected to attend each meeting of the Board and the committees on which they serve. In 2008, no director attended less than 75% of all of the meetings of the Board and the committees on which he served. The members of the committees and the number of meetings of each of the committees held during the year ended December 31, 2008 are identified in the following table:

Name of Director	Audit	Compensation	Nominating and Governance	Special
Independent Directors:
Harvey B. (Berry) Cash(1)	X			X
Martin J. Garvin(2)	X	X		X
Kevin P. Hegarty	X			X
A. Travis White	Chair			X
Other Directors:
Joseph C. Aragona		X	X
Clark W. Jernigan		Chair
Krishna Srinivasan(3)		X
Employee Directors:
Stephan B. Godevais(4)			X
Wayne R. Lieberman(5)
Joseph A. Marengi(6)			Chair
Actions by Unanimous Written Consent for Year Ended Dec. 31, 2008	0	8	0	0
Number of Meetings in Year Ended Dec. 31, 2008	10	1	0(7)	9

1.	Mr. Cash did not seek re-election in April 2008.
2.	Mr. Garvin joined the Board in June 2008.
3.	Mr. Srinivasan joined the Board in July 2008.
4.	Mr. Godevais joined the Board in November 2008.
5.	Mr. Lieberman resigned from the Board and his position as President and Chief Executive Officer of the Company in November 2008.
6.	Mr. Marengi became our Chairman of the Board in November 2008.
7.	The Nominating and Governance Committee typically meets near the end of each year and was scheduled to meet in November 2008, but given the change of the Company’s CEO, Chairman of the Board and Chairman of this Committee in November 2008, as well as difficulties meeting in December due to scheduling issues, the Committee met in early 2009 instead of at the end of 2008. In addition, members of the Committee discussed Committee topics in 2008 during Board meetings, but did not officially convene a meeting.

In addition, directors are expected to attend our Annual Meetings of Stockholders. All but one of our directors attended this meeting in 2008.

Audit Committee

The Audit Committee is composed of three independent directors, Martin J. Garvin, Kevin P. Hegarty and A. Travis White (Chair), who review our auditing, accounting, financial reporting and internal control functions, and select our independent registered public accounting firm. In addition, the Committee approves the non-audit services of our independent registered public accounting firm. In discharging its duties, the Committee:

•	reviews and approves the scope of the annual audit and the fees of the independent registered public accounting firm;

•	meets independently with our independent auditors and our senior management; and

•	reviews the general scope of our accounting, financial reporting, annual audit and matters relating to internal control systems, as well as the results of the annual audit.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable Securities and Exchange Commission rules and applicable Nasdaq listing standards. The Board has designated Mr. Kevin P. Hegarty as the “Audit Committee financial expert” who is “independent,” both as defined under applicable Securities and Exchange Commission rules.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category or services and is generally subject to a budget. The independent registered public accounting firm and management periodically report to our Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee has delegated to its Chair, A. Travis White, the authority to pre-approve services, and Mr. White is required to report any such pre-approval to the Audit Committee at the next regularly scheduled meeting. All of the services described in this Proxy Statement with respect to audit fees, tax fees and all other fees were pre-approved by our Audit Committee pursuant to its pre-approval policy.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board of Directors in this Proxy Statement, as well as the Audit Committee Charter posted on our web site at www.entorian.com under Investor Relations.

Compensation Committee

The Compensation Committee is composed of four directors, Joseph C. Aragona, Martin J. Garvin, who is independent, Clark W. Jernigan (Chair) and Krishna Srinivasan. The Committee reviews and approves salaries and other matters relating to executive compensation, and administers the Company’s stock option plan, including granting and reviewing stock options to executive officers and other employees. The Compensation Committee also reviews and approves various other company compensation plans, policies and matters. For additional information relating to the Compensation Committee, see “Executive Compensation and Other Information” set forth below. In addition, the Charter of the Compensation Committee is posted on our web site under Investor Relations.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of three directors, Joseph C. Aragona, Stephan B. Godevais and Joseph A. Marengi (Chair). Because we are a “controlled company” under NASD Marketplace Rule 4350(c)(5), we are exempt from NASD rules that would otherwise require that this Committee be composed entirely of independent directors. This Committee provides counsel to the Board with respect to Board organization, membership and function, as well as committee structure and membership. The Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each Annual Meeting.

The Nominating and Governance Committee has determined that nominees for election as director should have the following qualifications:

(i) possess high personal and professional ethics, integrity and values;

(ii) be committed to representing the long-term interests of the Company’s stockholders;

(iii) have an inquisitive and objective perspective and mature judgment;

(iv) possess experience at policy-making levels in business and technology, and in areas that are relevant to the Company’s activities;

(v) have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated; and

(vi) be prepared to devote appropriate time and attention to the Board and Committee duties required of them.

This Committee will evaluate candidates for directors proposed by directors, stockholders or management in light of the Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards set forth above. For a discussion of the requirements of director nomination by stockholders, see “Questions and Answers About the Proxy Materials, the Annual Meeting and Voting Procedures” above. All applications, recommendations or proposed nominations for Board membership will be referred to the Nominating and Governance Committee. The manner in which the Nominating and Governance Committee evaluates the qualifications of a nominee for director does not differ if the nominee is recommended by a stockholder.

The Charter of the Nominating and Governance Committee is posted on our web site under Investor Relations.

Special Committee

The Special Committee, formed during 2007, is composed of our three independent directors, Martin J. Garvin, Kevin P. Hegarty (Chair) and A. Travis White. This committee was formed to consider potential transactions in which Austin Ventures owns an interest. The Special Committee had retained independent banking and legal advisors to advise it.

Other Corporate Governance Matters

Corporate Governance Guidelines. The Board of Directors adopted Corporate Governance Guidelines that are posted on our web site under Investor Relations. Among other matters, the Guidelines include the following:

•	The Chief Executive Officer may not serve as the Chairman of the Board;

•	Directors shall retire at the age of 70;

•	The Board will have an Audit, Compensation, and Nominating and Governance Committee. The Audit Committee shall consist solely of independent directors; and

•	The independent directors shall usually meet in executive session either before or after each regularly scheduled Board meeting.

Code of Conduct. The Company has adopted a Code of Conduct that applies to our directors and employees. This Code of Conduct can be found under the Investor Relations section on our web site and is included as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2008.

Committee Authority to Retain Independent Advisors. Each of our committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures. The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. We also maintain an anonymous hotline in English and Spanish at www.entorian.com, under Investor Relations, Contact the Board, that is available to anyone with Internet access on a worldwide basis.

Disclosure Committee. We have established a disclosure review committee composed of members of Finance, Legal and management to assist in fulfilling our obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Director Compensation

Compensation for certain directors is a combination of cash and equity-based compensation. Joseph C. Aragona, a general partner of Austin Ventures, Clark W. Jernigan, a venture partner with Austin Ventures, and Krishna Srinivasan, a partner with Austin Ventures, do not receive any compensation for their Board activities. Independent directors who receive compensation for their Board positions may not receive consulting, advisory or other compensatory fees from the Company in addition to their Board compensation. The following table sets forth the cash compensation currently payable to directors, other than Entorian employees, Mr. Aragona, Mr. Jernigan and Mr. Srinivasan:

Annual Director Retainer	$25,000
Audit Chairperson Annual Retainer	$15,000
Nominating and Governance Annual Retainer	$7,500
Board Meeting Attendance Fees per meeting (in person)	$1,500
Committee Meeting Attendance Fees per meeting (in person)	$750
Board and Committee Meeting Telephonic Attendance Fees per meeting	$500

In addition, certain directors receive options to purchase 100,000 shares of Entorian common stock upon becoming a director, with 25% vesting after one year and the remainder vesting equally over the following 36 months. Upon re-election, independent directors do not receive additional options to purchase common stock. Our Chairman of the Board received 400,000 options to purchase common stock, with 25% vesting after one year and the remainder vesting equally over the following 36 months.

The table below sets forth the compensation paid to our directors in 2008.

Name(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	All Other Compensation ($)(g)	Total ($)(h)
Joseph C. Aragona	$0	0	0	0	$0
Harvey B. Cash(1)	$6,000	0	0	0	$6,000
Martin J. Garvin(2)	$18,750	0	$5,667	0	$24,417
Stephan B. Godevais(3)	—	—	—	—	—
Kevin P. Hegarty(4)	$38,750	0	$1,422	0	$40,172
Clark W. Jernigan	$0	0	0	0	$0
Wayne R. Lieberman(5)	—	—	—	—	—
Joseph A. Marengi(6)	—	—	—	—	—
Krishna Srinivasan	$0	0	0	0	$0
A. Travis White	$54,000	0	0	0	$54,000

1.	Mr. Cash did not seek re-election in April 2008.
2.	On July 10, 2008, Mr. Garvin received a stock option grant to purchase 100,000 shares of common stock of the Company when he joined the Board of Directors, which was granted at $0.79 per share. This grant has a one-year cliff and monthly vesting thereafter.
3.	See the Summary Compensation Table for Mr. Godevais, who is an executive officer of the Company.
4.	On November 6, 2008, Mr. Hegarty received a stock option grant to purchase 100,000 shares of common stock of the Company, which was granted at $0.54 per share. This grant has a one-year cliff and monthly vesting thereafter.
5.	See the Summary Compensation Table for Mr. Lieberman, who was an executive officer of the Company.
6.	See the Summary Compensation Table for Mr. Marengi, who is an executive officer of the Company.

PROPOSAL TO BE VOTED ON

ELECTION OF DIRECTORS

There are eight nominees for election to our Board this year, each of whom has served as a director as of each of the dates listed below. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next Annual Meeting and until their respective successors are elected. There are no family relationships among our executive officers and directors.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

Vote Required

Assuming a quorum, a director must receive the affirmative “FOR” vote of a plurality of the votes cast by the stockholders entitled to vote in order to be re-elected. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect.

Information About Nominees

JOSEPH C. ARAGONA

Director since May 2003

Mr. Aragona, age 52, has served on our Board of Directors since May 2003. He served as our Chairman of the Board from the time he joined the Board until November 2008. From May 2003 to the closing of the Staktek acquisition in August 2003, Mr. Aragona also served as our President. Mr. Aragona is one of the founders of Austin Ventures and has served as a general partner of Austin Ventures, a venture capital firm and our majority stockholder, since 1982, where he focuses on investments in the information technology industries and growth equity. Mr. Aragona also currently serves on the Boards of Directors of several privately held companies.

MARTIN J. GARVIN

Director since June 2008

Mr. Garvin, age 56, joined our Board of Directors in 2008. He served as Senior Vice President and Chief Procurement Officer of Dell, Inc., from 2001 through 2008, and was responsible for the strategic leadership and management of the Dell Global Supply Chain. He joined Dell in 1997, where he held the position of Vice President of Worldwide Procurement before his promotion to Senior Vice President. He also held the positions of Vice President of Operations and Customer Service with NetEdge Systems; Vice President of Global Materials at Logitech; as well as Director of Americas Operations and European Procurement Director at Sun Microsystems. Mr. Garvin also currently serves on the Board of Directors of two privately held companies.

STEPHAN B. GODEVAIS

Director since November 2008

Mr. Godevais, age 47, joined Entorian in July 2008 as a result of Entorian’s acquisition of Augmentix Corporation. He previously served as President and Chief Executive Officer of Augmentix since January 2007, and currently serves as President, Chief Executive Officer and Director of Entorian. Mr. Godevais has more than 25 years experience in the computing industry, holding executive and general management positions for over half of his career. He served as Chairman, CEO and President of Valence Technologies, an innovative battery technology company, from 2001 until August 2005, and consulted on various matters from August 2005 until he joined Augmentix. Prior to joining Valence Technologies, he was Vice President and General Manager of the Inspiron™ and Dimension™ product groups at Dell Inc.

KEVIN P. HEGARTY

Director since February 2006

Mr. Hegarty, age 53, has served as a member of our Board of Directors since February 2006. Mr. Hegarty currently serves as Vice President and Chief Financial Officer of The University of Texas at Austin, a position he has held since October 2001. From 1997 until September 2001, he served as Vice President and Chief Financial Officer of Dell Financial Services and Vice President and Corporate Controller of Dell, Inc. He also held positions of Senior Vice President and Comptroller of Associates First Capital; Controller and Senior Group Financial Manager of Trammell Crow Company; as well as an auditor with PricewaterhouseCoopers.

CLARK W. JERNIGAN

Director since August 2003

Mr. Jernigan, age 47, has served as a member of our Board of Directors since August 2003. Mr. Jernigan has served as a principal and a venture partner for Austin Ventures since October 2001, where he focuses on investments in the semiconductor industry. From 1997 to 2001, he served as Director of Engineering, Vice President and General Manager of the communications division, and Vice President of New Business Development, of Cirrus Logic, Inc. Mr. Jernigan also currently serves on the Board of Directors of several privately held companies.

JOSEPH A. MARENGI

Director since October 2007

Mr. Marengi, age 55, has served as a member of our Board of Directors since October 2007. In November 2008, he became Chairman of the Board. He has been a venture partner with Austin Ventures since August 2007, and formerly spent 10 years with Dell Inc., most recently as senior vice president and general manager of Dell Americas from June 1997 until March 2007. He joined Dell from Novell, where he most recently served as president and chief operating officer. Mr. Marengi currently serves on the Board of Directors of Hovnanian Enterprises, a home builder, and Quantum Corporation, a technology company specializing in storage back-up, recovery and archiving.

KRISHNA SRINIVASAN

Director since November 2008

Mr. Srinivasan, age 36, joined Entorian’s Board of Directors in July 2008 following Entorian’s acquisition of Augmentix Corporation. Mr. Srinivasan served on Augmentix’s Board of Directors since the inception of that company and is currently a partner with Austin Ventures, where he focuses on systems, semiconductors and clean tech investments. Prior to joining Austin Ventures in 2000, he worked at McKinsey & Company, where he worked on growth strategies for companies in the technology sector. Previously, he was with Motorola and participated in strategic and operational improvement projects with new business ventures, specifically within the semiconductor products sector. He began his career in Austin at International Sematech.

A. TRAVIS WHITE

Director since November 2003

Mr. White, age 63, has served as a member of our Board of Directors since November 2003. From April 1998 to January 2000, Mr. White served as President and Chief Executive Officer of Centillium Communications, Inc., a provider of integrated silicon solutions for the broadband industry. From February 1995 to March 1998, he served as a Senior Vice President of Sony Corporation and as President of Sony Semiconductor Co. of America. From August 1983 to February 1995, Mr. White served in various senior management positions with LSI Logic Corporation, a developer of integrated circuits and storage systems, including as Chairman, President and Chief Executive Officer of LSI’s publicly traded Canadian company and as Senior Vice President of European Operations. Mr. White also currently serves on the Board of Directors of Microtune, Inc. and two privately held companies.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

Stephan B. Godevais—President and Chief Executive Officer

Mr. Godevais, age 47, joined Entorian in July 2008 as a result of Entorian’s acquisition of Augmentix Corporation. He previously served as President and Chief Executive Officer of Augmentix since January 2007, and currently serves as President, Chief Executive Officer and Director of Entorian. Mr. Godevais has more than 25 years experience in the computing industry, holding executive and general management positions for over half of his career. He served as Chairman, CEO and President of Valence Technologies, an innovative battery technology company, from 2001 until August 2005, and consulted on various matters from August 2005 until he joined Augmentix. Prior to joining Valence Technologies, he was Vice President and General Manager of the Inspiron™ and Dimension™ product groups at Dell Inc.

Joseph A. Marengi—Chairman of the Board

Mr. Marengi, age 55, has served as a member of our Board of Directors since October 2007 and became Chairman of the Board in November 2008. He has been a venture partner with Austin Ventures since August 2007, and formerly spent 10 years with Dell Inc., most recently as senior vice president and general manager of Dell Americas from June 1997 until March 2007. He joined Dell from Novell, where he most recently served as president and chief operating officer. Mr. Marengi currently serves on the Board of Directors of Hovnanian Enterprises, a home builder, and Quantum Corporation, a technology company specializing in storage back-up, recovery and archiving.

W. Kirk Patterson—Senior Vice President and Chief Financial Officer

Mr. Patterson, age 51, is currently Senior Vice President and Chief Financial Officer. He joined the Company in November 2003 as Vice President and Chief Financial Officer and was named Senior Vice President in October 2005. From July 2003 to November 2003, Mr. Patterson served as Acting Chief Financial Officer, Vice President of Finance and Corporate Controller of Cirrus Logic, Inc., a developer of mixed-signal integrated circuits. From September 2001 to November 2003, he served as Vice President of Finance and Corporate Controller of Cirrus Logic, Inc., and from February 2000 to September 2001, he served as Director, Financial Planning, for Cirrus Logic.

Stephanie A. Lucie—Senior Vice President, General Counsel and Corporate Secretary

Ms. Lucie, age 46, joined the Company in December 2003 as our Vice President, General Counsel and Corporate Secretary and was named Senior Vice President in October 2005. From July 2003 to December 2003, she served as Vice President, Associate General Counsel and Corporate Secretary of Cirrus Logic, Inc., a developer of mixed-signal integrated circuits. From February 2001 to July 2003, she served as Vice President and Associate General Counsel of Cirrus Logic. From January 1999 to January 2001, she served as Vice President, General Counsel and Corporate Secretary of AltaVista Company, a provider of web site search services and technology. From 1995 to 1999, she was employed by Compaq Computer Corporation, most recently as Vice President and Associate General Counsel. Prior to May 1995, she was in private practice with law firms in New York City and Houston, Texas.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock as of January 31, 2009 by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s common stock; (ii) each director and nominee for director; (iii) each of the Named Officers in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

Beneficial Owner	Number of Shares Owned(1)	Percent(2)
Austin Ventures(3)	36,481,999	78%
Joseph C. Aragona(4)	36,481,999	78
Wayne R. Lieberman(5)	1,225,934	2.6
W. Kirk Patterson(6)	469,367	1.0
Stephanie A. Lucie(7)	451,587	*
A. Travis White(8)	215,000	*
Kevin P. Hegarty(9)	79,167	*
Joseph A. Marengi(10)	35,417	*
Clark W. Jernigan(11)	34,000	*
Martin J. Garvin	0	0
Stephan B. Godevais	0	0
Krishna Srinivasan	0	0
All current executive officers and directors as a group (10 persons)(12)	38,992,471	83%

*	Less than 1% of the outstanding common stock
1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.
2)	Percentage ownership is based on 46,898,084 shares of common stock issued and outstanding on March 3, 2009. Shares of common stock, which are currently exercisable or will become exercisable within 60 days after January 31, 2009, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
3)	Includes 18,186,278 shares of our common stock held by Austin Ventures VII, L.P., 18,295,721 shares of our common stock held by Austin Ventures VIII, L.P. and 2,722,160 shares of common stock that may be acquired by Austin Ventures VIII, L.P. pursuant to the conversion of convertible notes. The sole general partner of Austin Ventures VII, L.P. is AV Partners VII, L.P. The general partners of AV Partners VII, L.P. are Mr. Aragona, Kenneth P. DeAngelis, John D. Thornton and Blaine F. Wesner. The sole general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. The general partners of AV Partners VIII, L.P. are Mr. Aragona, Kenneth P. DeAngelis, Christopher A. Pacitti, John D. Thornton and Blaine F. Wesner. Each of Messrs. Aragona, DeAngelis, Pacitti, Thornton and Wesner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
4)	Includes 18,186,278 shares of our common stock held by Austin Ventures VII, L.P. and 18,295,721 shares of our common stock held by Austin Ventures VIII, L.P. Mr. Aragona is a general partner of each of the sole general partners of Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. and may be deemed to share voting and investment power with respect to all shares held by Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. Mr. Aragona disclaims beneficial ownership of shares held by these funds except to the extent of his pecuniary interest therein.
5)	Includes 76,395 shares of common stock owned and 1,149,539 vested options.
6)	Includes 14,264 shares of common stock owned, 454,046 vested options and options that vest within the next 60 days and 1,057 shares of stock that will vest in the next 60 days pursuant to the Company’s 2006 Equity-Based Compensation Plan.

7)	Includes 23,782 shares of common stock owned, 426,748 vested options and options that vest within the next 60 days and 1,057 shares of stock that will vest in the next 60 days pursuant to the Company’s 2006 Equity-Based Compensation Plan.
8)	All vested options.
9)	Includes 72,917 vested options and 6,250 options that vest within the next 60 days.
10)	Includes 31,250 vested options and 4,167 options that vest within the next 60 days.
11)	Includes 12,810 shares of our common stock that are held by Mr. Jernigan as custodian for his three minor children under the Uniform Gifts to Minors Act. Mr. Jernigan disclaims beneficial ownership of these shares
12)	See notes 4 through 11. Includes 2,359,917 vested options and options that vest within the next 60 days and 2,114 shares of stock that will vest in the next 60 days pursuant to the Company’s 2006 Equity-Based Compensation Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

It is the duty of the Compensation Committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for these individuals. The Compensation Committee also has the authority to make discretionary option grants to our executive officers under our 2003 Stock Option Plan and our 2006 Equity-Based Compensation Plan. At least annually, the Compensation Committee reviews and reassesses the adequacy of its charter, a copy of which is posted to our web site under Invetor Relations. In addition, the Compensation Committee reviews its own performance for purposes of self-evaluation and to encourage continuous improvement on an annual basis.

The Compensation Committee believes that the compensation programs for the executive officers should be designed to attract, motivate, reward and retain talented executives, which are critical to the success of the Company. In addition, the Compensation Committee believes that these compensation programs should relate compensation to corporate performance and increases in stockholder value, as well as reward individual contribution to our success, while providing a total compensation package that is competitive.

General Compensation Policy

The Compensation Committee’s policy is to provide our executive officers with compensation opportunities that are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance; (ii) variable performance awards payable in cash and tied to our achievement of financial performance goals and individual accomplishments; and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be variable and dependent upon our financial performance and stock price appreciation rather than base salary.

Factors

The principal factors that were taken into account in establishing each executive officer’s compensation package are described below. However, the Compensation Committee may, in its discretion, apply entirely different factors, such as different measures of financial performance, for future years.

Base Salary

Austin Ventures originally determined the compensation of the executive officers following the acquisition of the Company by Austin Ventures in 2003 and before the Compensation Committee was constituted. This determination was subject to review and adjustment by the Compensation Committee. The Compensation Committee retained an independent compensation consultant, who assessed the executives’ compensation with the 2004 Radford Executive Compensation Survey, compensation information provided by the Culpepper and Associates 2004 High Technology Survey, as well as filings made with the Securities and Exchange Commission of comparable publicly traded companies (collectively, the “Survey Group”).

Since this time and until 2008, the Compensation Committee utilized competitive compensation information from Radford (Aon Consulting, Inc.), as well as publicly available compensation information, to determine whether the base salaries were competitive and within acceptable ranges for the executive officers. Until 2008, the base salary for each officer reflected the salary levels for comparable positions in the published surveys. The relative weight given to each factor varied with each individual in the sole discretion of the Compensation Committee. Until 2008, each executive officer’s base salary was evaluated periodically on the basis of (i) the Compensation Committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for individuals in comparable positions. Specifically with respect to personal performance, each executive officer’s performance was reviewed in light of the Company’s core values, including but not limited to the officer’s results/accomplishments, job knowledge and skills, reliability and dependability, adaptability, interactions with others, teamwork, decisionmaking skills, strategic thinking and customer focus, among other factors. Specifically with respect to the competitive marketplace for individuals in comparable positions, the Compensation Committee relied on the Radford survey described above for companies that participate in the Radford survey with annual revenue below $100 million. Our performance and profitability were also a factor in determining the base salaries of executive officers. The chief executive officer’s salary has been set higher than other executive officers because this individual has responsibility for all operations of the Company and is responsible for determining the strategic direction of the Company. No other individual has as much broad influence over the Company.

In 2008, the executive officers volunteered to forego any compensation increase until the Company’s financial position improved, so the Compensation Committee did not conduct an analysis of competitive salaries in 2008 and did not increase the executive officers’ salaries. The same action has been taken in 2009, and so no analysis of competitive salaries has been performed in 2009.

Variable-Performance Awards

Non-Equity Incentive Plan Compensation. Included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below are variable-performance awards that have typically been paid in quarterly cash payments based on the preceding quarterly results in accordance with the Company’s bonus incentive plans, one of which has been adopted at the beginning of each year to apply for that year. These payments, when the criteria are satisfied, generally have been paid out within 40 days after the end of a quarterly period.

The Board of Directors adopted the 2008 Bonus Incentive Plan. All employees who worked at least 30 hours a week and did not receive a sales commission were eligible to participate in this plan, and the same performance criteria were used to assess bonuses paid to all individuals. Bonuses were based on the Company’s adjusted operating income, which was defined as pro forma operating income, excluding (i) bonus expense for the applicable quarter; (ii) earn-out expenses associated with the Company’s acquisition of Southland Micro Systems, Inc.; and (iii) Southland integration costs. Pro forma operating income was defined as operating income as reported under generally accepted accounting principles (GAAP), less amortization and impairment of acquisition intangibles and stock option compensation expense. The Company must have achieved the quarterly threshold in order for any bonus to be paid for that quarter, although the Board could waive this threshold in a quarter, as it deemed appropriate. The payment was scaled from a 75% payout for achieving the quarterly threshold, to a 100% payout for achieving 100% or more of the quarterly target. The Board of Directors determined the quarterly threshold and quarterly target for each quarter.

Only one payment was made under this plan for 2008. For the second quarter of 2008, the Board of Directors designated a bonus pool of $200,000 for all eligible employees in the event the Company met a target of ($3.9 million) in adjusted operating loss, and a bonus pool of $800,000 in the event the Company met a target of $1.6 million in adjusted operating income, with linear payments between these two targets. For the second quarter of 2008, the Company’s adjusted operating loss was ($3.4 million), which met the minimum threshold and as a result, an aggregate $255,000 was paid as a bonus to all eligible employees for this quarter.

The Board of Directors also adopted the 2007 Bonus Incentive Plan, under which bonuses also were based on adjusted operating income, similar to the 2008 Bonus Incentive Plan. No payments were made under this plan for 2007.

Other Payments. On November 1, 2007, the Board of Directors approved a payment for the third quarter of 2007 based on the Company’s acquisition of Southland, its ongoing integration efforts, as well as its performance in a time of transitioning the Company’s business model. The Board approved a payout of 100% based on the payout percentages of each eligible employee as set forth in our 2007 Bonus Incentive Plan. On February 1, 2008, the Board of Directors approved a payment for the fourth quarter of 2007 based on the Company’s acquisition and integration activities, as well as other factors. The Board approved a payout of approximately 25% based on the payout percentages of each eligible employee as set forth in the Company’s 2007 Bonus Incentive Plan.

The bonus targets as of December 31, 2008 for our executive officers were as follows:

Name	Percentage of Base Salary
Joseph A. Marengi(1)	100%
Stephan B. Godevais(1)	100%
W. Kirk Patterson	75%
Stephanie A. Lucie	70%
Wayne R. Lieberman(2)	120%

(1)	The named executive officer participated in the Augmentix Corporation Bonus Plan for 2008, which did not result in any bonus payments for 2008. He is participating in the Entorian 2009 Bonus Incentive Plan in 2009.
(2)	Mr. Lieberman resigned effective November 6, 2008.

Other Payments. In addition, following the Company’s acquisition of Augmentix, in September 2008, the Board of Directors authorized a special payment of $20,000 to each of Mr. Patterson and Ms. Lucie for their work on the acquisition.

Long-Term Incentives

Grants of stock options and restricted stock units (RSUs) to the named executive officers are made at the discretion of the Compensation Committee. Each grant is designed to align the interests of the executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each stock option grant allows the officer to acquire shares of common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a multi-year period, contingent upon the officer’s continued employment. Accordingly, the option will provide a return to the executive officer only if he or she remains employed during the vesting period, and then only if the market price of the shares appreciates over the option term. Each RSU grant vests over four years, and this type of equity is generally granted on a 1:3 ratio compared to stock options. The Compensation Committee generally considers equity grants at either the February or April meeting dates, depending on whether the Company has sufficient equity or whether the Company is requesting approval for additional equity from stockholders at its annual meeting in April.

The size of the equity grant to executive officers is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion. The Compensation Committee also takes into account the total executive equity grants compared to local and national public and private company comparables, the percentage of unvested prior grants, and the option exercise prices of prior grants. The primary objectives are to strongly align executives’ interests with the interests of stockholders, to provide an ongoing retention incentive, to reward individual performance, and to maintain competitiveness in local labor markets for each position. The relevant weight given to each of these factors varies from individual to individual. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. The Company does not have an exact formula for allocating between cash and non-cash compensation.

Amended and Restated 2003 Stock Option Plan. In 2003, our Board of Directors and stockholders adopted and approved our Option Plan. As explained above, our Option Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The incentive stock options may be granted only to our employees or employees of any of our subsidiaries. The nonqualified stock options may be granted to our employees, officers, directors and consultants and those of any of our subsidiaries. However, consultants are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. As of January 31, 2009, we had remaining 1,079,330 shares of common stock available for issuance under this plan.

The maximum term of the options granted under our Option Plan is ten years. Generally, stock options granted under this plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. However, our Board of Directors may allow exceptions to this restriction for awards that are not incentive stock options. Options granted expire immediately upon the termination of the optionee’s service to us or to a parent or subsidiary of ours for cause, three months following termination if the termination is for reasons other than death, disability or cause, or 12 months following termination if the termination is due to death or disability. Upon a change in control, all outstanding stock options either may be assumed or substituted for by the successor entity. If the successor entity determines not to assume or substitute for these stock options, the vesting provisions of such stock options will be accelerated, and the stock options will terminate upon the change in control if not previously exercised.

2006 Equity-Based Compensation Plan. In 2006, our Board of Directors and stockholders adopted our 2006 Equity-Based Compensation Plan (the “Equity Plan”). Our Board of Directors has appointed the Compensation Committee to administer this plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event the Board chooses to take action. Any individual who provides services to the Company or its subsidiaries, including independent directors of and consultants for the Company and who is designated by the Committee to receive an award is eligible to participate.

A participant under this plan is eligible to receive an award pursuant to its terms and subject to any limitations imposed by appropriate action of the Compensation Committee. No Award may be granted if the award relates to a number of shares of common stock that exceeds the number of shares that remain available under this plan minus the number of shares issuable in settlement of or relating to outstanding awards. In addition, in any 12-month period established by the Compensation Committee, no award may be granted for purposes of Section 162(m) of the Code for more than 100,000 shares (subject to any adjustment due to recapitalization or reorganization permitted) and no payment may be made in excess of $700,000 with respect to awards that are not related to common stock. As of January 31, 2009, we had remaining 262,419 shares of common stock available for issuance under this plan.

We may issue stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents and other stock-based awards pursuant to this plan. Upon a change in control of the Company (as this term is defined in the Equity Plan), outstanding awards will vest and become fully exercisable.

We have not made any grants pursuant to this plan since 2007.

Perquisites

We do not provide perquisites to our executive officers.

CEO Compensation

The Compensation Committee reviews the President and Chief Executive Officer’s base salary annually, considering Company performance, individual performance and external pay practices. Mr. Godevais was named CEO in November 2008. In setting his total compensation, the Compensation Committee sought to make that compensation competitive with the compensation paid to chief executive officers of the companies in the Survey Group, while at the same time assuring that a significant percentage of compensation was tied to Company and individual performance and stock price appreciation. As is the case for other executives of the Company, the Company’s executive pay program, as it relates to the Chief Executive Officer, is highly leveraged toward variable compensation that rewards achievement of pre-determined corporate goals and objectives.

Retirement Benefits

We do not maintain a defined benefit pension plan that covers members of senior management. We do offer a 401(k) plan and a retiree medical policy, both of which are described in more detail below.

Entorian 401(k) Plan. Retirement benefits to our senior management, including the named executive officers, are the same as provided to all employees and in 2008, were provided through the Entorian Technologies L.P. 401(k) Plan and Trust. This plan is a tax-qualified profit-sharing and 401(k) plan. In 2008, this plan had one primary component, which was a Company match of $1 for each dollar contributed by participants, up to the first 6% of the participants’ pre-tax deferrals under this plan. We terminated the Company match effective February 1, 2009. The amount matched by the Company for each executive officer in 2008 is as set forth below:

Name	Company Matching
Joseph A. Marengi(1)	$0
Stephan B. Godevais(2)	$0
W. Kirk Patterson	$13,800
Stephanie A. Lucie	$13,800

1.	Mr. Marengi was not eligible to participate in our 401(k) Plan.
2.	Mr. Godevais participated in the Administaff 401(k) Plan during 2008, which plan did not provide for an employer matching contribution.

Southland 401(k) Plan. We also maintained the Southland 401(k) Employees Savings Plan, which we acquired with the Southland acquisition (the “Southland Plan”). We merged the Southland Plan into our Entorian Plan effective March 3, 2008.

Retiree Medical Policy. We offered a Retiree Medical Policy to each employee who is at least 60 years of age when retiring from the Company, had at least five years of active service with us, was an active employee at the time of retirement, and was a department director or member of senior management. In connection with this policy, we provide specified medical, dental and vision coverage to each employee who retired and his or her dependents. We pay the same amount per month towards the cost of this coverage as the monthly amount we pay for him or her in the last month prior to retirement. The retiree is responsible for paying the remaining cost of the coverage, which terminates at age 65. In November 2008, we terminated this policy with respect to any new eligible participants.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement, other than the Retiree Medical Policy set forth above.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the year ended December 31, 2008 did not exceed the $1 million limit per officer. It is the Committee’s objective that, so long as it is consistent with the Company’s overall business, compensation and retention objectives, the Company will, to the extent reasonable, endeavor to keep executive compensation deductible for federal income tax purposes.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation earned by our named executive officers in the fiscal years ending December 31, 2008 and December 31, 2007:

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)		Bonus ($) (d)(2)		Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)		Non-Equity Incentive Plan Compensation ($) (g)(5)		All Other Compensation ($) (i)			Total ($) (j)
Stephan B. Godevais(6) President and Chief Executive Officer	2008		$137,500		0	0		$53,491		0		$2,000,000	(7)		$2,190,991
Joseph A. Marengi(8) Chairman of the Board	2008		$7,385		0	0		$3,115		0		$108,000	(9)		$118,500
W. Kirk Patterson Senior Vice President and Chief Financial Officer	2008 2007	$ $	260,000 246,529		$0 61,460	$0 56,053	$ $	26,271 22,335	$ $	19,806 0	$ $	80,860 13,500	(10) (10)	$ $	386,937 399,877
Stephanie A. Lucie Senior Vice President, General Counsel and Corporate Secretary	2008 2007	$ $	240,000 230,486		$0 52,950	$0 56,053	$ $	14,269 39,085	$ $	17,064 0	$ $	70,259 13,500	(11) (11)	$ $	341,592 392,074
Wayne R. Lieberman(12) President and Chief Executive Officer	2008 2007	$ $	373,445 338,017	$ $	0 132,375	$0 124,383	$ $	123,165 23,035	$ $	42,659 0	$ $	87,906 20,297	(13) (13)	$ $	627,175 638,107

(1)	The current base salary for Mr. Godevais is $300,000, for Mr. Marengi it is $60,000 as a part-time employee, for Mr. Patterson it is $260,000 and for Ms. Lucie it is $240,000.
(2)	In the third and fourth quarters of 2007, the Board of Directors authorized a payment to all eligible employees based on the Company’s work in acquiring and integrating Southland Micro Systems, Inc.
(3)	Restricted stock unit grants made in 2007, subject to four-year vesting. The amounts shown set forth the FAS 123R expense recognized by the Company and are not amounts received by the executive officers.
(4)	Grants of options to purchase common stock, which in most cases are subject to four-year vesting. The total shown includes the FAS 123R expense recognized by the Company for unvested equity awards and are not amounts received by the executive officers.
(5)	Paid pursuant to our 2008 Bonus Incentive Plan.
(6)	Mr. Godevais was named President and Chief Executive Officer in November 2008.
(7)	Mr. Godevais received a payment of $2,000,000 pursuant to the Augmentix Acquisition Bonus Plan, which the Augmentix Board of Directors implemented prior to the time that the Entorian Board of Directors initiated acquisition discussions with the Augmentix Board of Directors. It is being disclosed because the closing of the acquisition was a condition to payment, and it was paid promptly following the closing when Augmentix was a wholly owned subsidiary of Entorian, but was not compensation set or approved by the Entorian Board of Directors.
(8)	Mr. Marengi became our Chairman of the Board in November 2008 and is paid as a part-time employee.
(9)	Mr. Marengi received a payment of $75,000 pursuant to the Augmentix Acquisition Bonus Plan, which the Augmentix Board of Directors implemented prior to the time that the Entorian Board of Directors initiated acquisition discussions with the Augmentix Board of Directors. It is being disclosed because the closing of the acquisition was a condition to payment, and it was paid promptly following the closing when Augmentix was a wholly owned subsidiary of Entorian, but was not compensation set or approved by the Entorian Board of Directors. In addition, he received $33,000 in directors’ retainers and meeting fees for his service on the Board of Directors.
(10)	For 2008, includes $13,800 in matched contributions under our 401(k) Plan, a special payment of $20,000 in recognition of his work on the Augmentix acquisition, and $53,260 in accrued paid time off, which policy we changed effective February 1, 2009, so that paid time off is no longer an accrued benefit. For 2007, includes $13,500 in matched contributions under our 401(k) Plan.
(11)	For 2008, includes $13,800 in matched contributions under our 401(k) Plan, a special payment of $20,000 in recognition of her work on the Augmentix acquisition, and $36,459 in accrued paid time off, which policy we changed effective February 1, 2009, so that paid time off is no longer an accrued benefit. For 2007, includes $13,500 in matched contributions under our 401(k) Plan.

(12)	Mr. Lieberman resigned as our President and Chief Executive Officer in November 2008. As set forth in his executive employment agreement, he receives severance payments for one year following his last day of employment.
(13)	For 2008, includes $13,800 in matched contributions under our 401(k) Plan, $4,022 for reimbursement of life insurance as set forth in his executive employment agreement, as well as $70,084 in accrued paid time off, which Mr. Lieberman received on his last day of employment. For 2007, includes $13,500 in matched contributions under our 401(k) Plan and $6,798 for reimbursement of life insurance as set forth in Mr. Lieberman’s employment agreement.

Outstanding Equity Awards at Year-End Table

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008 with respect to the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards(1)						Stock Awards(2)
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)(3)
Stephan B. Godevais	0 0 0	170,000 1,000,000 1,000,000	170,000 1,000,000 1,000,000	$ $ $	0.76 0.54 0.17	7/14/2018 11/6/2018 12/15/2018	— — —	— — —	— — —		— — —
Joseph A. Marengi	29,167 0 0	70,833 200,000 200,000	70,833 200,000 200,000	$ $ $	3.41 0.54 0.17	10/15/2017 11/6/2018 12/15/2018	— — —	— — —	— — —		— — —
W. Kirk Patterson	302,835 27,072 37,517 50,000 31,667 0 0	0 0 0 0 48,333 225,000 300,000	0 0 0 1,042 48,333 225,000 300,000	$ $ $ $ $ $ $	0.67 0.67 1.97 4.02 2.73 1.25 0.17	11/17/2013 11/19/2013 11/19/2013 1/12/2015 5/11/2017 4/21/2018 12/15/08	— —	— —	7,187 12,937	$ $	2,084 3,752
Stephanie A. Lucie	268,750 93,735 4,083 55,417 0 0	0 0 2,917 84,583 100,000 200,000	0 23,434 2,917 84,583 100,000 200,000	$ $ $ $ $ $	8.37 4.02 6.09 2.73 1.25 0.17	12/18/2013 1/12/2015 8/3/2016 5/11/2017 4/21/2018 12/15/08	— —	— —	7,187 12,937	$ $	2,084 3,752
Wayne R. Lieberman	944,538 55,000 150,000	0 0 0	0 0 0	$ $ $	2.70 2.73 1.25	5/16/2015 5/11/2017 4/21/2018	— —	— —	— —		— —

1.	Options generally vest over four years, with a one-year cliff and monthly vesting thereafter.
2.	All restricted stock units vest over four years, with a one-year cliff and quarterly vesting thereafter.
3.	Based on the closing price of the Company’s common stock on December 31, 2008 of $0.29. This market value represents the aggregate value of the award, which vests over four years.

Potential Payments Upon Termination or Change in Control and Employment Contracts

We have entered into executive employment agreements with Mr. Godevais, Mr. Patterson and Ms. Lucie, and had entered into an executive employment agreement with Mr. Lieberman.

In November 2008, we entered into an executive employment agreement with Mr. Godevais. This agreement provides for an initial employment term of three years, subject to successive one-year renewal periods following the expiration of the initial term, but the agreement can be terminated by either party, with or without cause, upon 30 days’ prior written notice, subject to certain severance and non-competition obligations. The agreement also provides that in the event his employment is terminated without cause, as defined in the employment agreement, Mr. Godevais is entitled to 12 months of continued salary based on his base salary and bonus payments in the previous 12 months and 12 months’ accelerated vesting of his stock options. In addition, the agreement provides for acceleration of Mr. Godevais’ options in the event of a change of control of the Company, as well as 18 months to exercise his options to purchase common stock in the event of termination without cause. This employment agreement includes an agreement by Mr. Godevais not to compete with us for a period of 12 months following the termination of employment.

In November 2003, we entered into an executive employment agreement with Mr. Patterson for the position of Vice President and Chief Financial Officer, and in December 2003 we entered into an executive employment agreement with Ms. Lucie for the position of Vice President, General Counsel and Secretary. These agreements provided for an initial employment term of two years, subject to successive one-year renewal periods following the expiration of the initial term, but each agreement could be terminated by either party, with or without cause, upon 30 days’ prior written notice, subject to certain severance and non-competition obligations. The agreements also provided that in the event their employment was terminated without cause, as defined in each employment agreement, Mr. Patterson and Ms. Lucie were entitled to 12 months of base salary and 12 months’ accelerated vesting of their initial stock option grants. These employment agreements included an agreement by each executive not to compete with us for a period of 12 months following the termination of employment. In October 2005, we amended these agreements to reflect the promotion of each of Mr. Patterson and Ms. Lucie to Senior Vice President, to reflect an increase in their base compensation, and to extend the term of each agreement for two years from the amendment date. In May 2007, we amended these agreements to provide for the vesting of certain stock options in the event of a change of control; to include the definition of ‘good reason’ in the event of a termination without cause; to allow for an additional three month to exercise options following termination; as well as to include certain language to address Section 409A of the Code. In March 2008, we amended these agreements to include certain language to address the final rules adopted in connection with Section 409A of the Code and extended the agreements for two years from the date of amendment. In February 2009, we amended these agreements to include all equity grants instead of specific grants in the event of termination without cause and certain acceleration of these equity grants, as well as to extend the term of each agreement for two years.

In May 2005, we entered into an executive employment agreement with Mr. Lieberman, which we amended in October 2005 upon his appointment to the position of Chief Executive Officer. His original executive employment agreement in May 2005 provided for an initial employment term of two years, subject to successive one-year renewal periods following the expiration of the initial term, but the agreement could be terminated by either party, with or without cause, upon 30 days’ prior written notice, subject to certain severance and non-competition obligations. The agreement also provided that in the event his employment was terminated without cause, as defined in the employment agreement, he was entitled to 12 months of base salary (following a six-month waiting period if required by Section 409A of the Internal Revenue Code) and 12 months’ accelerated vesting of his stock options. This employment agreement included an agreement by Mr. Lieberman not to compete with us for a period of 12 months following the termination of employment. In October 2005, we amended this agreement to reflect Mr. Lieberman’s promotion to Chief Executive Officer. The term was extended to three years from the amendment date; the definition of “cause” was revised; his base salary was increased to $325,000; his bonus percentage was increased to 120%; his relocation allowance was increased to $120,000; the terms of his stock options were amended so that all of his outstanding options to purchase common stock would vest upon a change of control of the Company; and we included certain language to address Section 409A of the Code. On April 17, 2008, we amended this agreement to extend the term for an additional three years; to provide for the vesting of certain stock options in the event of a change of control and in the event of termination without cause; to pay for the cost of Mr. Lieberman’s medical insurance premiums for one year following termination without cause; to increase to $10,000 the amount that Mr. Lieberman may be reimbursed for certain life insurance; to allow for an additional 18 months to exercise stock options following termination; as well as to include language to address Section 409A of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Board of Directors will not be deemed to be “soliciting materials” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts of subject to Regulations 14A or 14C of the Exchange Act.

Report of the Audit Committee of the Board of Directors

The Audit Committee is comprised solely of independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards, and it operates under a written charter adopted by the Board of Directors, a copy of which is posted to our web site under Investor Relations. At least annually, the Audit Committee reviews and reassesses the adequacy of its charter. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. In addition, the Committee reviews its own performance for purposes of self-evaluation and to encourage continuous improvement on an annual basis.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditing firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Committee serves an oversight role for the Board of Directors in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Committee’s members in business, financial and accounting matters. The Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent auditors are “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited consolidated financial statements of Entorian contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2008, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management, and the report of the independent registered public accounting firm to the Audit Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Entorian’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

A. Travis White, Chairman

Martin J. Garvin

Kevin P. Hegarty

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as Entorian’s independent registered public accounting firm to audit Entorian’s consolidated financial statements for the year ended December 31, 2008. During this year, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services. Representatives of Ernst & Young attended all meetings of the Audit Committee in 2008. The Audit Committee has appointed Ernst & Young as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the year ended December 31, 2009.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board of Directors in this Proxy Statement, as well as the Audit Committee Charter posted on our web site under Investor Relations.

A representative of Ernst & Young is expected to attend the meeting and be available to respond to questions and, if he or she desires, to make a statement.

Audit and Related Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for the years 2008 and 2007.

	2008	2007
Audit Fees(1)	$545,870	$397,266
Audit-Related Fees(2)	52,376	157,342
All Other Fees(3)	25,630	18,774
TOTAL	$623,876	$573,382

(1)	Audit Fees. Fees for audit services include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q.
(2)	Audit-Related Fees. Principally $52,376 for due diligence in connection with our Augmentix acquisition in 2008 and $157,342 for due diligence in connection with our Southland acquisition in 2007.
(3)	All Other Fees. Fees of $1,674 for the purchase of accounting-related online research tools each year, and $23,956 in 2008 and $17,150 in 2007 for non-resident tax consulting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Austin Ventures

Austin Ventures and its affiliates beneficially own approximately 78% of our outstanding common stock. Set forth below is a brief description of the existing relationships and agreements between Austin Ventures and us.

Augmentix Acquisition

We acquired all of the outstanding common stock of Augmentix Corporation in July 2008. Austin Ventures VIII, L.P. was the largest shareholder of Augmentix, owning approximately 55% of the outstanding equity securities of Augmentix (on an as-converted to common stock basis). In connection with the acquisition, Austin Ventures VIII received cash and convertible notes (“Notes”) in exchange for its shares in Augmentix. The Notes accrue interest at a rate of 6% per annum, payable in arrears on each January 31 and July 30. Austin Ventures VIII has the option to convert all or any portion of the principal amount of the notes and any unpaid interest related thereto into shares of our common stock at the rate of $2.50 per share. Joseph C. Aragona is a general partner of AV Partners VIII, the sole general partner of Austin Ventures VIII, L.P.

Board of Directors

Joseph C. Aragona, a general partner of Austin Ventures, is one of our directors. Clark W. Jernigan, a principal and venture partner of Austin Ventures, is one of our directors and serves as chairperson of our Compensation Committee. Joseph A. Marengi, a venture partner of Austin Ventures and a director on the Augmentix Board of Directors at the time of our acquisition of Augmentix, is the chairman of our Board of Directors and the chairman of our Nominating and Governance Committee. Krishna Srinivasan, a partner of Austin Ventures, is also one of our directors and and serves on our Compensation Committee. He served as a director on the Augmentix Board of Directors at the time of our acquisition of Augmentix.

Registration Rights

Austin Ventures has registration rights with respect to the shares of our common stock that it holds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Executive officers, directors and greater-than-ten-percent stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of the forms received by it, or written representations from certain reporting persons, the Company believes that during the last year, all filings were made on a timely basis.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.”

If you received a householding communication, your broker will send one copy of Entorian’s 2008 Proxy Statement and Annual Report on Form 10-K for 2008 to your address, unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save us the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP-ICS, 51 Mercedes Way, Edgewood, NY 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to Entorian, Corporate Secretary, 8900 Shoal Creek Blvd, Suite 125, Austin, TX 78757 or contact Shelton Investor Relations at (972) 385-0286 and www.investors@entorian.com.

COMMUNICATING WITH US

We have from time to time received calls from stockholders inquiring about the available means of communications with us. We thought that it would be helpful to describe these arrangements which are available for your use.

Information About Entorian

If you would like to receive information about Entorian, you may use one of these convenient methods:

1. To have information, such as our latest Annual Report on Form 10-K or Form 10-Q, mailed to you, please call Shelton Investor Relations at (972) 385-0286.

2. To view our home page on the Internet, use our Internet address: www.entorian.com. Our home page gives you access to product, marketing and financial data, job listings, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Internet access to this information has the advantage of providing you with up-to-date information about us throughout the year. You may also sign up to receive e-mail alerts on the Investor Relations section of our web site.

Communications With Us

If you would like to write to us, please send your correspondence to the following address:

Entorian Technologies Inc.

Attention: Corporate Secretary

8900 Shoal Creek Blvd., Suite 125

Austin, TX 78757

Confidential Hotline

We have two confidential ways for employees and other individuals to report possible violations of our policies, accounting and financial matters, harassment, discrimination and other issues.

Internet

You may report by accessing our web site at www.entorian.com, going to the Investor Relations home page, clicking on “Contact the Board” and completing the online form.

Phone

You may call our confidential hotline at 512/454-9531, ext. 399.

Stockholder Communications With Our Board

Our stockholders may communicate with our Board of Directors or any of our individual directors by submitting correspondence by mail to our Corporate Secretary:

Entorian Technologies Inc.

Attention: Corporate Secretary

8900 Shoal Creek Blvd., Suite 125

Austin, TX 78757

Our Corporate Governance Guidelines provide that the Corporate Secretary will distribute to the Board all communications from stockholders unless there are safety or security concerns that mitigate against transmission of the communication, as determined by the Corporate Secretary. The Corporate Secretary is required to advise the directors of any communication withheld for safety or security reasons as soon as practicable.

Stock Transfer Agent

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Computershare Inventor Services LLC, at (312) 360-5127. You may also visit its web site at www.computershare.com for step-by-step transfer instructions.

Of course, as a stockholder, you will continue to receive the Annual Report on Form 10-K and Proxy Statement.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 11, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

Stephan B. Godevais

President and Chief Executive Officer

Austin, Texas

March 11, 2009

Detach Here

2009 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2009 Annual Stockholders’ Meeting of Entorian Technologies Inc., please complete the following information and return to Stephanie Lucie, Senior Vice President, General Counsel and Secretary, Entorian, 8900 Shoal Creek Blvd., Austin, TX 78757.

Your name and address:

Number of shares of Entorian common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker or other nominee)

THIS IS NOT A PROXY CARD

8900 SHOAL CREEK BLVD.

SUITE 125

AUSTIN, TX 78757

VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ENTRN1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENTORIAN TECHNOLOGIES INC.

The Board of Directors Recommends a Vote FOR

the proposal.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee’s on the line below.

Election of Directors

Nominees:

(01) Joseph C. Aragona

(05) Clark W. Jernigan

(02) Stephan B. Godevais

(06) Joseph A. Marengi

(03) Martin J. Garvin

(07) Krishna Srinivasan

(04) Kevin P. Hegarty

(08) A. Travis White

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the proposal. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Signature (PLEASE SIGN WITHIN THE BOX)

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

ENTORIAN TECHNOLOGIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

annual meeting of stockholders

april 23, 2009

The Stockholder(s) hereby appoint(s) W. Kirk Patterson and Stephanie A. Lucie, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Entorian Technologies Inc. that stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 P.M. Central Time on April 23, 2009, at Augmentix Corporation, Entorian’s subsidiary, at 4030 W. Braker Lane, Suite 100, Austin, Texas 78759, and any adjournment or postponement thereof.

this proxy, when properly executed, will be voted as directed by the stockholder(s). if no such directions are made, this proxy will be voted for the election of the nominees listed on the reverse side for the board of directors.

please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

continued and to be signed on reverse side